exhibit (a)(57)

PEOPLESOFT COMMENTS ON EUROPEAN COMMISSION DECISION
FOR SECOND-PHASE REVIEW OF ORACLE UNSOLICITED TENDER OFFER

PLEASANTON, Calif., - November 17, 2003 - PeopleSoft, Inc. (Nasdaq: PSFT) today responded to the announcement that the European Commission has proceeded to a second-phase review of Oracle Corp.’s (Nasdaq:ORCL) unsolicited tender offer for PeopleSoft:

The European Commission’s decision reflects what we believe is the Commission’s concern about the anticompetitive impact of Oracle’s unsolicited tender offer on the industry. In addition to the European Commission’s review, Oracle’s unsolicited tender offer continues to be the subject of ongoing reviews by the U.S. Department of Justice and a task force of state attorneys general.

PeopleSoft’s Board has said that the proposed combination of PeopleSoft and Oracle faces substantial regulatory delays and a significant likelihood that it would be prohibited.

Additionally, the Board has stated that the unsolicited tender offer is not in the best interest of stockholders and undervalues the company.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,000 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

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Additional Information

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto regarding Oracle’s tender offer. Stockholders should read these documents, which can be obtained without charge at www.sec.gov and at www.peoplesoft.com, because they contain important information.

Forward-Looking Statements

This release may contain forward-looking statements, which reflect PeopleSoft’s current beliefs based on information currently available to PeopleSoft. These statements are only predictions and actual results may differ materially. For a more detailed discussion regarding risks that may affect PeopleSoft generally, see PeopleSoft’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them.

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